Exhibit 99.1

GoPro, Inc.
Index to consolidated financial statements
Years ended December 31, 2025, 2024 and 2023

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of GoPro, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of GoPro, Inc. and its subsidiaries (the "Company") as of December 31, 2025 and 2024, and the related consolidated statements of operations, of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2025, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the "consolidated financial statements"). We also have audited the Company's internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred operating losses and negative operating cash flows, and has obligations under its financing arrangements which become due within the next twelve months if certain covenants are not met, that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2025 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Revenue Recognition
As described in Note 1 to the consolidated financial statements, substantially all revenue is derived from the sales of cameras, mounts, accessories, subscription and service, and implied post contract support to customers. The transaction price recognized as revenue represents the consideration the Company expects to be entitled to and is primarily comprised of hardware revenue, net of returns and variable consideration, which includes sales incentives provided to customers. The Company recognizes revenue from its sales arrangements when control of the promised goods or services are transferred to its customers, in an amount that reflects the amount of consideration expected to be received in exchange for the transferred goods or services. The Company's revenue was $652 million for the year ended December 31, 2025.
The principal consideration for our determination that performing procedures relating to revenue recognition is a critical audit matter is a high degree of auditor effort in performing procedures related to the Company's revenue recognition.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to revenue recognition process. These procedures also included, among others, (i) evaluating certain revenue transactions by testing the issuance and settlement of invoices and credit memos, tracing transactions not settled to a detailed listing of accounts receivable, and testing the completeness and accuracy of data provided by management; (ii) evaluating, on a sample basis, revenue transactions by obtaining and inspecting source documents, including sales orders, invoices, shipping and delivery documents, and cash receipts, where applicable; (iii) evaluating, on a sample basis, for certain revenue transactions, the timing of revenue recognition by obtaining and inspecting shipping and delivery documents; (iv) recalculating, on a sample basis, amortization of subscription revenue; (v) evaluating the reasonableness of variable consideration, on a sample basis, by testing credit memos during the year and testing the completeness and accuracy of the data used to determine the year end accrual; and (vi) testing, on a sample basis, outstanding customer invoice balances as of December 31, 2025 by obtaining and inspecting source documents, including sales orders, invoices, shipping and delivery documents, and subsequent cash receipts, where applicable.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 12, 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1, as to which the date is June 1, 2026
We have served as the Company’s auditor since 2011.

GoPro, Inc.
Consolidated Balance Sheets

(in thousands, except par values)	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$49,674	$102,811
Accounts receivable, net	93,513	85,944
Inventory	78,431	120,716
Prepaid expenses and other current assets	30,951	29,774
Total current assets	252,569	339,245
Property and equipment, net	5,903	8,696
Operating lease right-of-use assets	11,138	14,403
Goodwill	133,751	152,351
Other long-term assets	24,622	28,983
Total assets	$427,983	$543,678

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$97,012	$85,936
Accrued expenses and other current liabilities	95,856	110,769
Short-term operating lease liabilities	12,069	10,936
Deferred revenue	52,636	55,418
Short-term debt	19,598	93,208
Total current liabilities	277,171	356,267
Long-term taxes payable	13,544	11,621
Long-term debt	44,322	—
Long-term operating lease liabilities	7,329	18,067
Other long-term liabilities	9,067	6,034
Total liabilities	351,433	391,989

Commitments, contingencies and guarantees (Note 11)

Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000 shares authorized; none issued	—	—
Common stock and additional paid-in capital, $0.0001 par value, 500,000 Class A shares authorized, 136,056 and 129,196 shares issued and outstanding, respectively; 150,000 Class B shares authorized, 26,259 and 26,259 shares issued and outstanding, respectively	1,044,875	1,026,527
Treasury stock, at cost, 26,608 and 26,608 shares, respectively	(193,231)	(193,231)
Accumulated deficit	(775,094)	(681,607)
Total stockholders’ equity	76,550	151,689
Total liabilities and stockholders’ equity	$427,983	$543,678
The accompanying notes are an integral part of these consolidated financial statements.

GoPro, Inc.
Consolidated Statements of Operations

	Year ended December 31,
(in thousands, except per share data)	2025	2024	2023
Revenue
Hardware	$545,267	$694,512	$907,975
Subscription and services	106,275	106,961	97,484
Total revenue	651,542	801,473	1,005,459
Cost of revenue
Hardware	400,419	499,882	650,085
Subscription and services	31,957	30,296	31,801
Total cost of revenue	432,376	530,178	681,886
Gross profit	219,166	271,295	323,573
Operating expenses:
Research and development	126,796	185,897	165,688
Sales and marketing	100,756	160,635	169,578
General and administrative	56,355	59,796	63,770
Goodwill impairment	18,600	—	—
Total operating expenses	302,507	406,328	399,036
Operating loss	(83,341)	(135,033)	(75,463)
Other income (expense):
Interest expense	(8,452)	(3,329)	(4,699)
Other income, net	345	5,273	12,429
Total other income (expense), net	(8,107)	1,944	7,730
Loss before income taxes	(91,448)	(133,089)	(67,733)
Income tax expense (benefit)	2,039	299,222	(14,550)
Net loss	$(93,487)	$(432,311)	$(53,183)

Basic and diluted net loss per share	$(0.59)	$(2.82)	$(0.35)

Shares used to compute basic and diluted net loss per share	158,579	153,113	153,348
The accompanying notes are an integral part of these consolidated financial statements.

GoPro, Inc.
Consolidated Statements of Cash Flows

	Year ended December 31,
(in thousands)	2025	2024	2023
Operating activities:
Net loss	$(93,487)	$(432,311)	$(53,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,065	6,491	6,160
Non-cash operating lease cost	3,265	1,050	3,090
Stock-based compensation	19,542	29,132	41,479
Goodwill impairment	18,600	—	—
Deferred income taxes, net	280	296,771	(17,891)
Impairment of right-of-use assets	—	3,276	—
Gain on extinguishment of debt	—	—	(3,092)
Other	1,537	461	(2,600)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,297)	5,291	(14,478)
Inventory	42,285	(14,450)	20,865
Prepaid expenses and other assets	2,798	1,080	(7,649)
Accounts payable and other liabilities	(11,134)	(21,162)	(4,226)
Deferred revenue	(4,123)	(770)	(1,338)
Net cash used in operating activities	(20,669)	(125,141)	(32,863)

Investing activities:
Purchases of property and equipment, net	(3,362)	(4,039)	(1,520)
Purchases of marketable securities	—	—	(25,782)
Maturities of marketable securities	—	24,000	149,204
Acquisition, net of cash acquired	—	(12,308)	—
Net cash provided by (used in) investing activities	(3,362)	7,653	121,902

Financing activities:
Proceeds from issuance of common stock	2,706	2,150	3,876
Taxes paid related to net share settlement of equity awards	(1,916)	(3,079)	(8,008)
Repurchase of outstanding common stock	—	—	(40,000)
Repayment of 2025 convertible senior notes	(93,750)	—	(46,250)
Proceeds from borrowings	113,174	—	—
Repayments of borrowings	(48,044)	—	—
Payment of debt issuance costs	(2,282)	—	—
Net cash used in financing activities	(30,112)	(929)	(90,382)

Effect of exchange rate changes on cash and cash equivalents	1,006	(1,480)	316
Net change in cash and cash equivalents	(53,137)	(119,897)	(1,027)
Cash and cash equivalents at beginning of period	102,811	222,708	223,735
Cash and cash equivalents at end of period	$49,674	$102,811	$222,708

Supplementary cash flow disclosure:
Cash paid for interest	$4,310	$1,286	$1,976
Cash paid (refunded) for income taxes, net	$846	$1,093	$(537)

Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$113	$1,047	$214
Receipt of equity from asset sale	$—	$999	$—
The accompanying notes are an integral part of these consolidated financial statements.

GoPro, Inc.
Consolidated Statements of Stockholders’ Equity

	Common stock and additional paid-in capital		Treasury stock	Accumulated deficit	Stockholders’ equity
(in thousands)	Shares	Amount	Amount
Balances at December 31, 2022	154,888	$960,903	$(153,231)	$(196,113)	$611,559
Common stock issued under employee benefit plans, net of shares withheld for tax	4,940	3,999	—	—	3,999
Taxes paid related to net share settlements	—	(8,008)	—	—	(8,008)
Stock-based compensation expense	—	41,479	—	—	41,479
Repurchase of outstanding common stock	(9,931)	—	(40,000)	—	(40,000)
Net loss	—	—	—	(53,183)	(53,183)
Balances at December 31, 2023	149,897	998,373	(193,231)	(249,296)	555,846
Common stock issued under employee benefit plans, net of shares withheld for tax	5,558	2,101	—	—	2,101
Taxes paid related to net share settlements	—	(3,079)	—	—	(3,079)
Stock-based compensation expense	—	29,132	—	—	29,132
Net loss	—	—	—	(432,311)	(432,311)
Balances at December 31, 2024	155,455	1,026,527	(193,231)	(681,607)	151,689
Common stock issued under employee benefit plans, net of shares withheld for tax	5,730	805	—	—	805
Taxes paid related to net share settlements	—	(1,916)	—	—	(1,916)
Stock-based compensation expense (Note 7)	—	17,459	—	—	17,459
Issuance of common stock	1,130	2,000	—	—	2,000
Net loss	—	—	—	(93,487)	(93,487)
Balances at December 31, 2025	162,315	$1,044,875	$(193,231)	$(775,094)	$76,550
The accompanying notes are an integral part of these consolidated financial statements.

GoPro, Inc.
Notes to Consolidated Financial Statements
1. Summary of business and significant accounting policies
GoPro, Inc. and its subsidiaries (GoPro or the Company) make it easy for the world to capture and share itself in immersive and exciting ways, helping people get the most out of their photos and videos. The Company is committed to developing solutions that create an easy, seamless experience for consumers to capture, create, manage and share engaging personal content. To date, the Company’s cameras, mountable and wearable accessories, subscription and service, and implied post contract support have generated substantially all of its revenue. The Company sells its products globally on its website, and through retailers and wholesale distributors. The Company’s global corporate headquarters are located in San Mateo, California.
Basis of presentation. The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (GAAP) for financial information set forth in the Accounting Standards Codification (ASC), as published by the Financial Accounting Standards Board (FASB), and with the applicable rules and regulations of the Securities and Exchange Commission (SEC). The Company’s fiscal year ends on December 31, and its fiscal quarters end on March 31, June 30, and September 30.
The consolidated financial statements reflect all adjustments, which are normal and recurring in nature, that management believes are necessary for the fair statement of the Company's financial statements, but are not necessarily indicative of the results expected in future periods.
Principles of consolidation. These consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of estimates. The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the Company’s consolidated financial statements and accompanying notes. Significant estimates and assumptions made by management include those related to revenue recognition and the allocation of the transaction price (including sales incentives, sales returns and implied post contract support), inventory valuation, product warranty liabilities, the valuation, impairment and useful lives of long-lived assets (property and equipment, operating lease right-of-use assets, intangible assets and goodwill), and income taxes. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from management’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations could be affected.
Liquidity and Going Concern. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the continuity of operations, realization of assets, and the satisfaction of liabilities and commitments in the normal course of business. U.S. GAAP requires an evaluation of whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date the financial statements are issued. This evaluation initially does not consider the potential mitigating effect of management’s plans that have not been fully implemented. When substantial doubt exists, management evaluates the mitigating effect of its plans to the extent it is probable that (1) the plans will be effectively implemented within one year after the date the financial statements are issued, and (2) when implemented, the plans will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued.

GoPro, Inc.
Notes to Consolidated Financial Statements
The Company previously disclosed in its Quarterly Report on Form 10-Q for the three months ended March 31, 2026, that it was not in compliance with the financial covenants under its 2025 Credit Agreement, as defined in Note 5 Financing arrangements due to the impact of the timing of redemption of sales incentives, revenue mix, and timing of working capital changes which impact the covenant calculation. The Company subsequently received a waiver from the lender of the 2025 Credit Agreement on May 8, 2026. Future non-compliance with financial covenants may limit the Company’s access to existing credit facilities or result in an acceleration of debt obligations, which would further adversely impact liquidity.
Further, subsequent to the original issuance of the consolidated financial statements for the year ended December 31, 2025 (Annual Financial Statements) on March 12, 2026 and through the issuance date of these financial statements, the Company’s forecast has been significantly impacted by events which were not known or reasonably knowable as of the original issuance date of the Annual Financial Statements including: (1) unprecedented increases and volatility in memory costs, including unexpected price increases ranging from 80% to 115% in the last week of March 2026; (2) communication from the Company’s memory suppliers in April 2026 regarding planned reductions in the production of the memory used in its products causing a reduction in forecasted sales volumes of certain products which also impacted the Company’s expected utilization of materials subject to a non-cancelable non-refundable purchase commitment of $24.5 million; and (3) indications in April and May 2026 of further softness in the sales channel. As a result, the Company expects to continue to incur operating losses and negative operating cash flows, further reducing liquidity and increasing reliance on external sources of capital. For the period ended December 31, 2025 and March 31, 2026, the Company was not in compliance with certain covenants which were subsequently cured or waived. The Company does not expect to be able to comply with the future minimum financial covenants in its 2021 Credit Agreement and 2025 Credit Agreement, including, but not limited to minimum liquidity, minimum EBITDA, minimum asset coverage ratio and other covenants at the next measurement date. Based on current projections, the Company does not expect to have sufficient liquidity to meet its obligations under Note 5 Financing arrangements, if direct default or cross-default provisions are triggered and outstanding amounts become due. These conditions, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.
In response to these conditions, the Company, upon receipt of approval from its Board of Directors, engaged outside advisors to evaluate strategic alternatives including a potential sale or merger of the business and have engaged outside advisors to explore opportunities within the defense and aerospace sector to leverage the Company’s existing technology in new markets and product categories. The Company is also evaluating opportunities to sell certain non-critical assets and to secure additional financing through debt or equity securities. The Company is actively evaluating potential remediation options for the expectation that it will be unable to comply with its financial covenants under the 2021 Credit Agreement and the 2025 Credit Agreement, including seeking waivers or amendments from its lenders. The Company continues to focus on optimizing the revenue mix and pricing strategies, and reducing operating expenses through disciplined cost management. The Company announced a restructuring plan in April 2026 to reduce its global workforce by approximately 23% compared to its headcount ending Q1 2026. The restructuring plan is being implemented in the second quarter of 2026 and is expected to be substantially complete by the end of 2026. The Company expects to incur an aggregate severance charge in the range of $11.5 million to $15.0 million.
The Company has evaluated whether the plans described above are sufficient to alleviate the substantial doubt about the Company’s ability to continue as a going concern. Under this evaluation, the Company assessed whether it is probable that (1) the plans will be effectively implemented within one year after the date the financial statements are issued, and (2) when implemented, the plans will mitigate the conditions and events that raise substantial doubt. The Company has determined that, while the plans described above are intended to improve

GoPro, Inc.
Notes to Consolidated Financial Statements
the Company’s liquidity and operating results, certain elements of these plans have not been fully implemented and are dependent upon factors outside the Company’s control, including successfully obtaining waivers related to expected covenant violations or amending the terms of the existing financing agreements, identifying and securing additional financing and the successful execution of new market initiatives, and therefore cannot be deemed probable. As a result, substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date of these consolidated financial statements has not been alleviated. There can be no assurance that the Company will be able to generate the level of operating revenue or reduce operating expenses to levels to achieve profitability and generate cash, obtain waivers or amendments from the lenders related to financial covenants, source additional financing or ensure the availability of strategic alternatives on acceptable terms, if at all. Without obtaining additional sources of financing or consummating a strategic transaction, the Company’s ability to continue as a going concern would be materially and adversely impacted, and the Company may be required to significantly reduce, restructure, cease operations, or seek protection under the Federal bankruptcy laws although no specific plans to file for bankruptcy protection have been initiated or considered. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.
Comprehensive income (loss). For all periods presented, comprehensive income (loss) approximated net income (loss). Therefore, the consolidated statements of comprehensive income (loss) have been omitted.
Prior period reclassifications. Reclassifications of certain prior period amounts in the consolidated financial statements have been made to conform to the current period presentation.
Cash equivalents. Cash equivalents consist of investments in money market funds with maturities of three months or less from the date of purchase.
Accounts receivable. Accounts receivable are stated at invoice value less estimated allowances for doubtful accounts. Allowances are recorded based on the Company’s assessment of various factors, such as: historical experience, credit quality of its customers, age of the accounts receivable balances, geographic related risks, economic conditions and other factors that may affect a customer’s ability to pay. The allowance for doubtful accounts as of December 31, 2025 and 2024 was immaterial.
Inventory. Inventory consists of finished goods and component parts, which are purchased directly from contract manufacturers or from suppliers. Inventory is stated at the lower of cost or net realizable value on a first-in, first-out basis. The Company writes down its inventory for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and estimated market value plus the estimated cost to sell. The Company’s assessment of market value is based upon assumptions around market conditions and estimated future demand for its hardware products within a specified time horizon, generally 12 months, hardware product life cycle status, hardware product development plans and current sales levels. Adjustments to reduce inventory to net realizable value are recognized in cost of revenue.
Point of purchase (POP) displays. The Company provides retailers with POP displays, generally free of charge, in order to facilitate the marketing of the Company’s hardware and software products within retail stores. The POP displays contain a display that broadcasts video images taken by GoPro cameras along with product placement available for cameras and accessories. POP display costs are capitalized as long-term assets and charged to sales and marketing expense over the 36 month expected period of benefit. Cash outflows and amortization related to POP displays are classified as operating activities in the consolidated statements of cash flows.

GoPro, Inc.
Notes to Consolidated Financial Statements
Property and equipment, net. Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful life of the assets, ranging from 1 to 9 years. Leasehold improvements are amortized over the shorter of the lease term or their expected useful life. Property and equipment pending installation, configuration or qualification are classified as construction in progress. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.
Fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the reporting date. The Company estimates and categorizes the fair value of its financial assets by applying the following hierarchy:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to directly access.
Level 2
Valuations based on quoted prices for similar assets or liabilities; valuations for interest-bearing securities based on non-daily quoted prices in active markets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3	Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Warrants. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and the applicable authoritative literature under ASC 480-10 Distinguishing Liabilities from Equity and ASC 815-40 and Derivatives and Hedging—Contracts in Entity’s Own Equity. The assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period. The Company concluded that the issued warrants do not meet the criteria to be equity-classified and are therefore accounted for as a liability. The warrant liability is presented at fair value on the consolidated balance sheets within other long-term liabilities and is marked-to-market at each reporting date, with any changes in fair value recorded on the consolidated statements of operations as other income and expense. The Company utilizes a Black-Scholes option pricing model, which includes Level 3 inputs, to remeasure liability-classified warrants each reporting period.
Leases. The Company leases its office space and facilities under cancelable and non-cancelable operating leases. Operating leases are presented as operating lease right-of-use (ROU) assets, short-term operating lease liabilities and long-term operating lease liabilities on the Company’s consolidated balance sheets. ROU assets represent the Company’s right to control the use of an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease.
Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of future lease payments. The Company determines its incremental borrowing rate based on the approximate rate at which the Company would borrow, on a secured basis, to calculate the present value of future lease payments. Lease expenses are recognized on a straight-line basis over the lease term. Certain leases include an option to renew with terms that can extend the lease term from one to nine years. The exercise of a lease renewal option is at the Company’s sole discretion and is included in the lease term when the Company is reasonably certain it will exercise the option.
Goodwill and acquired intangible assets. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets acquired in

GoPro, Inc.
Notes to Consolidated Financial Statements
a business combination, the determination of the estimated fair values of the assets received involves significant judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future, technology obsolescence, and the appropriated weighted-average cost of capital. Valuation approaches consistent with the market approach, income approach and/or cost approach are used to measure fair value.
Impairment of goodwill and long-lived assets. The Company performs an annual assessment of its goodwill during the fourth quarter of each calendar year, or more frequently if indicators of potential impairment exist, such as an adverse change in business climate, declines in market capitalization or a decline in the overall industry demand, that would indicate it is more likely than not that the fair value of its single reporting unit is less than its carrying value. If the Company determines that it is more likely than not that the fair value of its single reporting unit is less than the carrying value, the Company measures the amount of impairment as the amount the carrying value of its single reporting unit exceeds the fair value, up to the carrying value of goodwill, by using a discounted cash flow method and market approach method.
In the first quarter of 2025, the Company’s market capitalization declined 38% from December 31, 2024, in part due to tariffs and geopolitical events, resulting in the Company’s market capitalization no longer exceeding the carrying value of its single reporting unit as of March 31, 2025. As a result, the Company performed a quantitative goodwill impairment analysis and estimated the fair value of its single reporting unit utilizing the income approach using a discounted future cash flow model and a market approach. The analysis required estimates which consist of significant judgment related to the estimation of future cash flow and discount rates. The analysis was dependent on internal forecasts and profitability measures as well as certain unobservable Level 3 inputs such as the estimation of long-term revenue growth rates, terminal growth rates, and determination of the discount rate. As a result of the quantitative impairment test, the Company concluded that the carrying value of its single reporting unit exceeded its fair value, resulting in the recognition of an $18.6 million goodwill impairment charge in the first quarter of 2025. There was no goodwill impairment charge recorded in 2024 or 2023.
The Company completed its annual impairment test of goodwill as of December 31, 2025 using a qualitative assessment and concluded that it was not more likely than not that the fair value of the Company’s single reporting unit was less than the carrying value. Additionally, as of December 31, 2025, the market capitalization exceeded the carrying value of the Company’s single reporting unit by 67%, which was not adjusted for an acquisition control premium, which would further increase the percentage the fair value exceeded the carrying value. Additionally, the Company has not identified other impairment triggering events. Using the market capitalization approach, the fair value of its single reporting unit is estimated based on the trading price of its stock at the test date, which is further adjusted by an acquisition control premium representing the synergies a market participant would obtain when obtaining control of the business.
The estimated fair value of the Company’s single reporting unit is affected by the volatility in the Company’s stock price. For example, a 5% decrease in the Company’s December 31, 2025 stock price would result in its market capitalization exceeding the carrying value of its single reporting unit by 65%, which is not adjusted for an acquisition control premium. If the Company's market capitalization declines or future performance falls below the Company’s current expectations, assumptions, or estimates, including assumptions related to current macroeconomic uncertainties, this may trigger a future material non-cash goodwill impairment charge, which could have a material adverse effect on the Company’s business, financial condition, and results of operations in the reporting period in which a charge would be necessary. The Company will continue to monitor developments, including updates to the Company’s forecasts and market capitalization. An update of the Company’s assessment and related estimates may be required in the future.

GoPro, Inc.
Notes to Consolidated Financial Statements
Long-lived assets, such as property and equipment, intangible assets subject to amortization, and right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated future undiscounted cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. The Company recorded a $3.3 million right-of-use asset impairment in 2024 related to its headquarters campus as described further in Note 13 Restructuring charges. The Company used the following significant assumption to determine the impairment charge: discount rate based on the weighted-average cost of capital. The Company did not record any impairment charges in 2025 or 2023.
Warranty. The Company records a liability for estimated product warranty costs at the time hardware revenue is recognized. The Company’s standard warranty obligation to its end-users generally provides a 12-month warranty coverage on all of its products except in the European Union where the Company provides a 24-month warranty. The Company also offers extended warranty programs for a fee. The Company’s estimate of costs to service its warranty obligations is based on its historical experience of repair and replacement of the associated products and expectations of future conditions. The warranty obligation is affected by product failure rates and the related use of materials, labor costs and freight incurred in correcting any product failure.
Convertible Senior Notes. In November 2020, the Company issued $143.8 million aggregate principal amount of 1.25% Convertible Senior Notes (2025 Notes). In November 2023, the Company repurchased $50.0 million in aggregate principal amount of the 2025 Notes, reducing the principal amount owed to $93.8 million. This partial extinguishment of the 2025 Notes resulted in a gain of $3.1 million recognized in the fourth quarter of 2023. The Company repaid the remaining $93.8 million in aggregate principal at maturity on November 15, 2025 with restricted cash on hand. See Note 5 Financing arrangements for additional details.
The Company accounts for its 2025 Notes in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company’s 2025 Notes have a net settlement feature and may be settled wholly or partially in cash upon conversion. Therefore, the Company calculates the potential dilutive effect of its 2025 Notes under the if-converted method. The Company classifies its 2025 Notes as debt. Debt issuance costs are also classified as debt and amortized as interest expense.
Revenue recognition. The Company derives substantially all of its revenue from the sale of cameras, mounts, accessories, subscription and service, and implied post contract support to customers. The transaction price recognized as revenue represents the consideration the Company expects to be entitled to and is primarily comprised of hardware revenue, net of returns and variable consideration, which includes sales incentives provided to customers.
The Company’s camera sales contain multiple performance obligations that can include the following four separate obligations: (i) a camera hardware component (which may be bundled with hardware accessories) and the embedded firmware essential to the functionality of the camera component delivered at the time of sale; (ii) a subscription and service; (iii) the implied right for the customer to receive post contract support after the initial sale (PCS); and (iv) the implicit right to the Company’s downloadable free apps and software solutions. The Company’s PCS includes the right to receive, on a when and if available basis, future unspecified firmware upgrades and features as well as bug fixes, and email, chat, and telephone support.
The Company recognizes revenue from its sales arrangements when control of the promised goods or services are transferred to its customers, in an amount that reflects the amount of consideration expected to be received in exchange for the transferred goods or services. For the sale of hardware products, including related firmware and free software solutions, revenue is recognized when transfer of control occurs at a point in time, which generally is

GoPro, Inc.
Notes to Consolidated Financial Statements
at the time the hardware product is shipped and collection is considered probable. For customers who purchase hardware products directly from GoPro.com, the Company retains a portion of the risk of loss on these sales during transit, which are accounted for as fulfillment costs. For PCS, revenue is recognized ratably over 24 months, which represents the estimated period PCS is expected to be provided based on historical experience.
The Company’s subscription and service revenue is recognized primarily from its Premium+, Premium, and Quik subscription offerings and is recognized ratably over the subscription term, with any payments received in advance of services rendered recorded as deferred revenue. The Company’s Premium+ subscription includes cloud storage up to 500 gigabytes (GB) of non-GoPro content, access to GoPro’s HyperSmooth Pro video stabilization software, and the features included in the Premium subscription. The Company’s Premium subscription offers a range of services, including unlimited cloud storage of GoPro content supporting source video and photo quality, damaged camera replacement, cloud storage up to 100 GB of non-GoPro content, highlight videos automatically delivered via the Company’s mobile app when GoPro camera footage is uploaded to a GoPro cloud account using Auto Upload, access to a high-quality live streaming service on GoPro.com as well as discounts on GoPro cameras, gear, mounts, and accessories. The Company also offers the Quik subscription that provides access to a suite of simple single-clip and multi-clip editing tools.
For the Company’s camera sale arrangements with multiple performance obligations, revenue is allocated to each performance obligation based on its relative standalone selling price. Standalone selling prices are based on observable prices at which the Company separately sells its hardware products, and subscription and service. If a standalone selling price is not directly observable, then the Company estimates the standalone selling prices considering market conditions and entity-specific factors. For example, the standalone selling price for PCS is determined based on a cost-plus approach, which incorporates the level of support provided to customers, estimated costs to provide such support, and the amount of time and costs that are allocated to efforts to develop the undelivered elements.
The Company’s standard terms and conditions for non-web-based sales do not allow for product returns other than under warranty. However, the Company grants limited rights of return, primarily to certain large retailers. The Company reduces revenue and cost of revenue for the estimated returns based on analyses of historical return trends by customer class and other factors. An estimated return liability along with a right to recover assets are recorded for future product returns. Return trends are influenced by product life cycles, new product introductions, market acceptance of products, product sell-through, the type of customer, seasonality, and other factors. Return rates may fluctuate over time but are sufficiently predictable to allow the Company to estimate expected future product returns.
The Company provides sales commissions to internal and external sales representatives which are earned in the period in which revenue is recognized. As a result, the Company expenses sales commissions as incurred.
Deferred revenue as of December 31, 2025 and 2024 includes amounts related to the Company’s subscriptions and PCS. The Company’s short-term and long-term deferred revenue balances totaled $54.2 million and $58.3 million as of December 31, 2025 and 2024, respectively. During the year ended December 31, 2025 and 2024, the Company recognized $55.4 million and $55.8 million of revenue that was included in the deferred revenue balance as of December 31, 2024 and 2023, respectively.
Sales incentives. The Company offers sales incentives through various programs, including cooperative advertising, price protection, marketing development funds, and other incentives. Sales incentives are considered to be variable consideration, which the Company estimates and records as a reduction to revenue at the date of sale. The Company estimates sales incentives based on historical experience, product sell-through, and other factors.

GoPro, Inc.
Notes to Consolidated Financial Statements
Shipping costs. Amounts billed to customers for shipping and handling are classified as revenue, and the Company’s related shipping and handling costs incurred are classified as cost of revenue.
Sales taxes. Sales taxes collected from customers and remitted to respective governmental authorities are recorded as liabilities and are not included in revenue.
Advertising costs. Advertising costs consist of costs associated with print, television, and e-commerce media advertisements and are expensed as incurred. The Company incurs promotional expenses resulting from payments under event, resort, and athlete sponsorship contracts. These sponsorship arrangements are considered to be executory contracts and, as such, the costs are expensed as performance under the contract is received. The costs associated with the preparation of sponsorship activities, including the supply of GoPro hardware products, media team support, and activation fees are expensed as incurred. Prepayments made under sponsorship agreements are included in prepaid expenses or other long-term assets depending on the period to which the prepayment applies. Advertising costs were $11.6 million, $33.3 million, and $44.1 million in 2025, 2024, and 2023, respectively.
Stock-based compensation. Stock-based awards granted to qualified employees, non-employee directors and consultants are measured at fair value and recognized as an expense. The Company primarily issues restricted stock units and accounts for forfeitures as they occur. For service-based awards, stock-based compensation is recognized on a straight-line basis over the requisite service period. For performance and market-based awards which also require a service period, the Company uses graded vesting over the longer of the derived service period or when the performance or market condition is satisfied.
Foreign currency. The U.S. dollar is the functional currency of the Company’s foreign subsidiaries. The Company remeasures monetary assets or liabilities denominated in currencies other than the U.S. dollar using exchange rates prevailing on the balance sheet date, and non-monetary assets and liabilities at historical rates. Foreign currency remeasurement and transaction gains and losses are included in other income (expense), net and have not been material for any periods presented.
Income taxes. The Company utilizes the asset and liability method for computing its income tax provision, under which, deferred tax assets and liabilities are recognized for the expected future consequences of temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates. The Company makes estimates, assumptions, and judgments to determine the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income in each tax jurisdiction and, to the extent the Company believes recovery is not likely, establishes a valuation allowance. As of December 31, 2025, the Company intends to continue to maintain a full valuation allowance on its United States federal and state deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits are recognized within income tax expense.
Segment information. The Company operates as one operating segment as it only reports financial information on an aggregated and consolidated basis to its Chief Executive Officer, who is the Company’s chief operating decision maker (CODM). The CODM assesses performance of the Company’s one operating segment and decides how to allocate resources based on net income (loss), which is also reported on the consolidated

GoPro, Inc.
Notes to Consolidated Financial Statements
statements of operations as net income (loss). The CODM regularly compares net income (loss) against forecast and prior periods when deciding which areas of the business to allocate resources. The significant expense categories within net income (loss) that the CODM regularly reviews are cost of revenue and operating expenses, which consists of three main subcategories: research and development, sales and marketing, and general and administrative. All significant expense categories and subcategories are reported on the consolidated statements of operations. Other items included in net income (loss) but are excluded from the significant expense categories include interest expense, other income (expense), net, and income tax expense (benefit), all of which are also reported on the consolidated statements of operations. Interest income, which is included in other income (expense), net was $3.1 million, $4.7 million, and $9.9 million in 2025, 2024, and 2023, respectively.
Business Acquisitions. The Company accounts for acquired businesses using the acquisition method of accounting, which requires that once control of a business is obtained, 100% of the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Acquisition-related expenses including transaction and integration costs are expensed as incurred. The Company uses various models to determine the value of assets acquired such as the cost method. Determining the useful life of an intangible asset also requires judgment as different types of intangible assets will have different useful lives and certain assets may be considered to have indefinite useful lives.
Recent accounting standards.

Standard	Description	Effect on the consolidated financial statements or other significant matters
Standards that were adopted
Income Taxes (Topic 740): Improvements to Income Tax Disclosures ASU No. 2023-09
This standard requires reporting companies to break out income tax expense and a tax rate reconciliation in more detail. This standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The standard requires prospective transition with the option to apply retrospectively.
The Company has adopted this standard retrospectively beginning with its 2025 Form 10-K financial statements and related disclosures.
Standards not yet adopted
Income Statement Reporting - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses ASU No. 2024-03
This guidance is designed to improve financial reporting by requiring public business entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods, including amounts and qualitative descriptions of inventory purchases, employee compensation, depreciation and intangible asset amortization, among other requirements. This standard is effective for fiscal years beginning after December 15, 2026, and for interim reporting periods beginning after December 15, 2027, with early adoption is permitted. The standard should be applied prospectively; however, retrospective application is permitted.
The Company is currently evaluating the impact of adopting this standard on its financial statements and related disclosures.
Although there are several other new accounting standards issued or proposed by the FASB, which the Company has adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its consolidated financial statements.

GoPro, Inc.
Notes to Consolidated Financial Statements
2. Business Acquisitions
On February 27, 2024, the Company completed an acquisition of Forcite Helmet Systems, a privately-held company that offers technology-enabled helmets, for total consideration of $14.0 million. The allocation of the purchase price primarily included $7.5 million in developed technology and $5.9 million of residual goodwill. Net tangible assets acquired were not material.
Goodwill is primarily attributable to expected synergies in the technologies that can be leveraged by the Company in future product offerings. The operating results of the acquired entity have been included in the Company’s consolidated financial statements from the date of acquisition. Actual and pro forma results of operations for this acquisition have not been presented because they did not have a material impact to the Company’s consolidated financial statements.

3. Fair value measurements
The Company’s assets that are measured at fair value on a recurring basis within the fair value hierarchy are summarized as follows:

	December 31, 2025				December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents (1):
Money market funds	$40,120	$—	$—	$40,120	$42,436	$—	$—	$42,436
Total cash equivalents	$40,120	$—	$—	$40,120	$42,436	$—	$—	$42,436
Other long-term liabilities
Warrant liability	$—	$—	$6,255	$6,255	$—	$—	$—	$—
Total other long-term liabilities	$—	$—	$6,255	$6,255	$—	$—	$—	$—
(1)    Included in cash and cash equivalents in the accompanying consolidated balance sheets. Cash balances were $9.6 million and $60.4 million as of December 31, 2025 and 2024, respectively.
Cash equivalents are classified as Level 1 because the Company uses quoted market prices to determine their fair value. As of December 31, 2025 and 2024, the amortized cost of the Company’s cash equivalents approximated their fair value and there were no material realized or unrealized gains or losses, either individually or in the aggregate. The liability-classified warrants are classified as Level 3 and are valued based on a Black-Scholes option pricing model each reporting period.
The fair value of the warrants was estimated with the following assumptions:

December 31, 2025
Volatility	82%
Risk-free interest rate	3.5%
Dividend yield	— %
Expected term (years)	2.06
The expected term is assumed to be equivalent to the remaining contractual term. The Company estimates the expected volatility of its common stock based on the Company’s historical volatility. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity similar to the remaining

GoPro, Inc.
Notes to Consolidated Financial Statements
expected term. The Company does not plan to pay a dividend during the warrant term, and has not historically, thus the dividend rate will remain at zero.
Changes in the fair value of the Level 3 warranty liability during the year ended December 31, 2025 were as follows:

(in thousands)	Warrant Liability
Balance as of December 31, 2024	$—
Issuance of warrants	3,218
Change in fair value	3,037
Balance as of December 31, 2025	$6,255
In November 2020, the Company issued $143.8 million principal amount of 1.25% Convertible Senior Notes (2025 Notes), as discussed in Note 5 Financing arrangements. In November 2023, the Company repurchased $50.0 million in aggregate principal amount of the 2025 Notes, reducing the amount owed to $93.8 million. The Company repaid the remaining $93.8 million in aggregate principal at maturity on November 15, 2025 with restricted cash on hand. The calculated fair value of the 2025 Notes was zero and $82.5 million as of December 31, 2025 and 2024, respectively. The estimated fair value of the 2025 Notes was based on quoted market prices of the Company’s instruments in markets that are not active and are classified as Level 2 within the fair value hierarchy. The Company estimated the fair value of the 2025 Notes by evaluating quoted market prices and calculating the upfront cash payment a market participant would require to assume these obligations.
For certain other financial assets and liabilities, including accounts receivable, accounts payable and other current assets and liabilities, the carrying amounts approximate their fair value primarily due to the relatively short maturity of these balances.
The Company also measures certain non-financial assets at fair value on a nonrecurring basis, primarily goodwill, intangible assets, and operating lease right-of-use assets, in connection with periodic evaluations for potential impairment. In the first quarter of 2025, the fair value of the Company’s single reporting unit was determined based on unobservable (Level 3) inputs, as discussed in Note 1 Summary of business and significant accounting policies. In 2024, the fair value of the Company’s operating lease right-of-use asset related to its headquarters campus was determined based on unobservable (Level 3) inputs, as discussed in Note 13 Restructuring charges.

4. Consolidated financial statement details
The following section provides details of selected balance sheet items.
Inventory

(in thousands)	December 31, 2025	December 31, 2024
Components	$2,554	$19,407
Finished goods	75,877	101,309
Total inventory	$78,431	$120,716

GoPro, Inc.
Notes to Consolidated Financial Statements
Property and equipment, net

(in thousands)	Useful life (in years)	December 31, 2025	December 31, 2024
Leasehold improvements	1–9	$24,014	$23,996
Production, engineering, and other equipment	4	37,265	38,018
Tooling	1–2	7,208	6,810
Computers and software	2	8,064	12,574
Furniture and office equipment	3	3,524	3,763
Tradeshow equipment and other	2–5	1,424	1,424
Construction in progress		132	156
Gross property and equipment		81,631	86,741
Less: Accumulated depreciation and amortization		(75,728)	(78,045)
Property and equipment, net		$5,903	$8,696
Depreciation expense was $5.2 million, $4.9 million, and $6.2 million in 2025, 2024, and 2023, respectively.
Other long-term assets

(in thousands)	December 31, 2025	December 31, 2024
Point of purchase (POP) displays	$9,986	$14,715
Deposits and other	9,977	7,550
Intangible assets, net	4,078	5,953
Long-term deferred tax assets	581	765
Other long-term assets	$24,622	$28,983
Amortization expense for POP displays was $7.0 million, $5.1 million, and $2.0 million in 2025, 2024, and 2023, respectively. Expenditures for POP displays were $2.3 million, $13.6 million, and $6.5 million in 2025, 2024, and 2023, respectively.
Intangible assets

	Useful life (in months)	December 31, 2025
(in thousands)		Gross carrying value	Accumulated amortization	Net carrying value
Purchased technology	20-72	$58,566	$(54,503)	$4,063
Domain name		15	—	15
Total intangible assets		$58,581	$(54,503)	$4,078

	Useful life (in months)	December 31, 2024
(in thousands)		Gross carrying value	Accumulated amortization	Net carrying value
Purchased technology	20-72	$58,566	$(52,628)	$5,938
Domain name		15	—	15
Total intangible assets		$58,581	$(52,628)	$5,953
Amortization expense was $1.9 million, $1.6 million, and zero for 2025, 2024, and 2023, respectively.

GoPro, Inc.
Notes to Consolidated Financial Statements
As of December 31, 2025, expected amortization expense of intangible assets with definite lives for future periods was as follows:

(in thousands)	Total
Year ending December 31,
2026	$1,875
2027	1,875
2028	313
2029	—
2030	—
$4,063
Goodwill
Changes to the carrying amount of goodwill during the year ended December 31, 2025 were as follows:

(in thousands)	Carrying Amount
Carrying amount as of December 31, 2024	$152,351
Goodwill impairment	(18,600)
Carrying amount as of December 31, 2025	$133,751
Accrued expenses and other current liabilities

(in thousands)	December 31, 2025	December 31, 2024
Accrued sales incentives	$38,259	$53,997
Accrued liabilities	30,274	26,060
Employee related liabilities	8,255	7,401
Warranty liabilities	4,315	5,930
Return liability	3,293	4,913
Inventory received	3,423	2,010
Customer deposits	1,216	2,694
Purchase order commitments	1,343	1,504
Other	5,478	6,260
Accrued expenses and other current liabilities	$95,856	$110,769
Product warranty

	Year ended December 31,
(in thousands)	2025	2024	2023
Beginning balance	$6,207	$8,759	$8,319
Charged to cost of revenue	9,791	10,822	19,724
Settlement of warranty claims	(11,405)	(13,374)	(19,284)
Warranty liability	$4,593	$6,207	$8,759
As of December 31, 2025 and 2024, $4.3 million and $5.9 million, respectively, of the warranty liability was recorded as a component of accrued expenses and other current liabilities, and $0.3 million and $0.3 million, respectively, was recorded as a component of other long-term liabilities.

GoPro, Inc.
Notes to Consolidated Financial Statements
5. Financing arrangements
2021 Credit Facility
In January 2021, the Company entered into a Credit Agreement which provides for a revolving credit facility (2021 Credit Facility) under which the Company may borrow up to an aggregate amount of $35.0 million from the February 2026 amendment to the Borrowing Base Conversion Date, which is considered when the Company completes an appraisal and other collateral diligence measures in order to implement a borrowing base to tie usage of the 2021 Credit Facility to the Company’s collateral value, and up to $50.0 million thereafter. In March 2023, August 2025 and February 2026, the Company amended the 2021 Credit Agreement (collectively, the 2021 Credit Agreement). The February 2026 amendment extended the maturity of the 2021 Credit Agreement to June 2027, changed the interest rate borrowed funds accrued interest and changed the liquidity minimums, all of which are discussed below. Upon termination of the 2021 Credit Agreement in June 2027, any outstanding borrowings will become due and payable.
Prior to the Borrowing Base Conversion Date, the amount that may be borrowed under the 2021 Credit Agreement is $35.0 million, unless the Company’s Asset Coverage Ratio is less than 1.50, which would subject the amount that may be borrowed to a customary borrowing base calculation. The Asset Coverage Ratio is defined as the ratio of (i) the sum of (a) the Company’s cash and cash equivalents in the United States plus specified percentages of other qualified debt investments (Qualified Cash) plus (b) specified percentages of the net book values of the Company’s accounts receivable and certain inventory to (ii) $50.0 million. After the Borrowing Base Conversion Date, the amount that may be borrowed under the 2021 Credit Agreement is based on a customary borrowing base calculation.
Borrowed funds accrue interest, at the Company’s option, at a rate equal to either (i) a per annum rate equal to the base rate plus a margin of 2.50% or (ii) a per annum rate equal to the Secured Overnight Financing Rate plus a 10 basis point premium and a margin of 3.50%. The Company is required to pay a commitment fee on the unused portion of the 2021 Credit Facility of 0.25% per annum. Amounts owed under the 2021 Credit Agreement are guaranteed by certain of the Company’s United States subsidiaries and secured by a first-priority security interest in substantially all of the assets of the Company and certain of its subsidiaries (including intellectual property registrations and applications, which is subject to an intercreditor agreement).
The 2021 Credit Agreement contains customary representations, warranties, affirmative and negative covenants, and events of default. The negative covenants include restrictions on the occurrence of liens and indebtedness, certain investments, dividends, stock repurchases, and other matters, all subject to certain exceptions. In addition, the Company is required to maintain Liquidity (the sum of unused availability under the credit facility and the Company’s Qualified Cash) of at least (i) $25.0 million during the period from the date the Company entered into the 2021 Credit Agreement amendment in February 2026 through June 30, 2026, (ii) $30.0 million during the period from July 1, 2026 through July 31, 2026, (iii) $35.0 million during the period from August 1, 2026 through August 31, 2026, and (iv) $40.0 million from September 1, 2026 through the maturity date (of which at least $10.0 million shall be attributable to Qualified Cash during all periods), and maintain a minimum unused availability under the credit facility of at least $10.0 million after the Borrowing Base Conversion Date. The 2021 Credit Agreement also includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments and change of control. Upon an event of default, the lender may, subject to customary cure rights, require the immediate payment of all amounts outstanding.

GoPro, Inc.
Notes to Consolidated Financial Statements
For the period ended December 31, 2025, the Company was in compliance with the liquidity and asset coverage ratio financial covenants contained in the 2021 Credit Agreement; however, the 2021 Credit Agreement also required the Company to be in compliance with the financial covenants within the 2025 Credit Agreement. The Company was not in compliance with the 2025 Credit Agreement asset coverage ratio of 1.25x or minimum EBITDA covenant of not less than $10.0 million for the fiscal quarter ending December 31, 2025 within the 2025 Credit Agreement for the period ended December 31, 2025 and subsequently cured the non-compliance by entering into an amendment on February 27, 2026 that amended these covenant requirements. There are outstanding letters of credit under the 2021 Credit Agreement which total $9.2 million for certain duty-related requirements which was not collateralized by any cash on hand. The Company had zero available to draw from its 2021 Credit Agreement as of December 31, 2025.
2025 Credit Agreement
On August 4, 2025, the Company entered into a Credit Agreement with Farallon Capital Management, L.L.C., as administrative agent and collateral agent (the Agent), and Mateo Financing, LLC (the Lender). On November 5, 2025 and February 27, 2026, the Company amended the Credit Agreement (collectively, the 2025 Credit Agreement). The 2025 Credit Agreement provides for a second lien credit facility up to $50.0 million (the 2025 Term Loan). The 2025 Credit Agreement will mature, and any outstanding borrowings become due and payable on January 22, 2028. The February 2026 amendment revised the (i) minimum liquidity for the remaining term of the 2025 Credit Agreement, (ii) removed the EBITDA minimums for the fiscal quarter ending December 31, 2025 and for the period of four consecutive fiscal quarters ending March 31, 2026, (iii) revised the EBITDA minimum for the remainder of the 2025 Credit Agreement, and (iv) revised the minimum asset coverage ratio for periods prior to March 31, 2026, all of which are disclosed below.
Borrowed funds accrue interest, at the Company’s option, at a rate equal to either (i) the applicable one or three-month secured overnight financing rate (SOFR), plus a 10 basis point premium for one-month SOFR or 15 basis point premium for three-month SOFR, plus 7.5%, or (ii) the Base Rate plus 6.50%. The base rate is defined as the greatest of (i) the Wall Street Journal prime rate, (ii) the federal funds rate plus 0.50% or (iii) a per annum rate equal to the SOFR plus 1.00%. During an event of default, the applicable interest rates are increased by 2.0% per annum. For Base Rate loans, the Company will pay interest on a quarterly basis and at the maturity date. For SOFR rate loans, the Company will pay interest at least quarterly, or more frequently, as defined in the 2025 Credit Agreement, and at the maturity date. The Company shall make quarterly principal payments on the 2025 Term Loan, with the remaining principal due on the maturity date. Under the 2025 Credit Agreement, the Company may be obligated to pay additional amounts which would allow for a minimum return, as defined by the 2025 Credit Agreement. The 2025 Term Loan is subject to mandatory prepayment in certain cases involving asset dispositions, debt issuances, certain receipts of cash proceeds from insurance and other extraordinary receipts, and change in control. The Company is required to apply 25% of excess cash flow to repay the 2025 Term Loan. Prepayments of the 2025 Term Loan, whether optional, mandatory, before, on or after January 22, 2028, or as a result of any acceleration of the 2025 Term Loan as a result of an event of default, require a prepayment premium in an amount set forth in the 2025 Credit Agreement. Amounts owed under the 2025 Credit Agreement are guaranteed by certain of the Company’s domestic subsidiaries, and are secured by a second lien security interest in substantially all of the assets of the Company and certain of the Company’s subsidiaries.
The 2025 Credit Agreement contains customary representations, warranties, and affirmative and negative covenants, including financial covenants. The negative covenants include restrictions on the incurrence of liens and indebtedness, certain investments, dividends, stock repurchases and other matters, all subject to certain exceptions. The financial covenants require (a) the Company to maintain liquidity (defined as unrestricted cash, cash equivalents and availability under the 2021 Credit Agreement) of at least (i) $25.0 million during the fiscal

GoPro, Inc.
Notes to Consolidated Financial Statements
quarters ending March 31, 2026 and June 30, 2026, (ii) $30.0 million during the fiscal month ending July 31, 2026, (iii) $35.0 million during the fiscal month ending August 31, 2026 and (iv) $40.0 million during any fiscal month thereafter; (b) the Company not to have EBITDA (as defined in the 2025 Credit Agreement) of (i) less than $5.0 million, subject to adjustment, for the fiscal quarter ending June 30, 2026, (ii) less than zero, subject to adjustment, for the fiscal quarter ending September 30, 2026, (iii) less than zero for the fiscal quarter ending December 31, 2026, (iv) less than $20.0 million for the period of four consecutive fiscal quarters ending March 31, 2027, (v) less than $30.0 million for the period of four consecutive fiscal quarters ending June 30, 2027, (vi) less than $35.0 million for the period of four consecutive fiscal quarters ending September 30, 2027, and (vii) less than $40.0 million for the period of four consecutive fiscal quarters ending December 31, 2027 and thereafter; and (c) the Company not to permit an asset coverage ratio (defined as the ratio of (x) the sum of unrestricted cash, cash equivalents, and certain accounts and inventory, divided by (y) the sum of accounts payable and total debt (as defined in the 2025 Credit Agreement) of less than (i) 1.05:1.00 on or prior to March 31, 2026 or (ii) 1.15:1.00 thereafter. The EBITDA thresholds for fiscal quarters ending June 30, 2026 and September 30, 2026 are subject to potential adjustments in the event of a reduction in tariff amounts in Malaysia or Thailand (or both) to a level that is 10% or lower, as described in further detail in the 2025 Credit Agreement. To the extent there are adjustments to the tariff rates of only one of the countries, the corresponding adjustments will be apportioned accordingly.
The 2025 Credit Agreement also includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain material ERISA events. An event of default would also occur in the event the Company fails to maintain the listing of its common stock on the Nasdaq stock market for a period of 30 consecutive days. The occurrence of an event of default could result in the acceleration of the obligations under the 2025 Credit Agreement and 2021 Credit Agreement.
As of December 31, 2025, the outstanding principal under the 2025 Term Loan was $49.8 million, the unamortized debt issuance cost was $1.9 million, the unamortized debt discount was $3.6 million, and the net carrying amount of the liability was $44.3 million, which was recorded as long-term debt within the consolidated balance sheets. For the year ended December 31, 2025, the Company recorded $2.4 million of interest expense, $0.4 million for amortization of debt issuance costs, and $0.7 million for amortization of the debt discount. For the period ended December 31, 2025, the Company was not in compliance with the asset coverage ratio of 1.25x or minimum EBITDA covenant of not less than $10.0 million for the fiscal quarter ending December 31, 2025 within the 2025 Credit Agreement for the period ended December 31, 2025, and the Company subsequently cured the non-compliance by entering into an amendment on February 27, 2026 that amended these covenant requirements.
On August 4, 2025, in connection with the 2025 Credit Agreement, and as subsequently amended on November 5, 2025, the Company issued an aggregate of 11,076,968 warrants to purchase shares of its common stock, which can be exercised at a price of $0.75. The warrants were initially valued at $3.2 million using a Black-Scholes option pricing model and are marked-to-market with any changes in fair value recorded through earnings. The warrants may be exercised at any time prior to 5:00 p.m. Eastern time, on August 1, 2035. Exercise of the warrants will dilute the ownership interests of existing stockholders. Any warrants not exercised prior to such time will expire.
2025 Convertible Notes
In November 2020, the Company issued $143.8 million aggregate principal amount of 1.25% Convertible Senior Notes due 2025 (the 2025 Notes). In November 2023, the Company repurchased $50.0 million in aggregate principal amount of the 2025 Notes in exchange for $46.3 million cash through a single, privately negotiated

GoPro, Inc.
Notes to Consolidated Financial Statements
transaction. The repurchase was accounted for as a debt extinguishment. The carrying value of the portion of the 2025 Notes repurchased was $49.4 million, and the Company recognized a gain on the debt extinguishment of $3.1 million, which was recorded in the fourth quarter of 2023 within other income (expense), net, on the Company’s consolidated statements of operations. The Company repaid the remaining $93.8 million in aggregate principal at maturity on November 15, 2025 with restricted cash on hand.
As of December 31, 2025 and 2024, the outstanding principal on the 2025 Notes was zero and $93.8 million, respectively, the unamortized debt issuance cost was zero and $0.6 million, respectively, and the net carrying amount of the liability was zero and $93.2 million, respectively, which was recorded as short-term debt within the consolidated balance sheets. For the year ended December 31, 2025, 2024, and 2023, the Company recorded interest expense of $1.0 million, $1.2 million, and $1.7 million, respectively, for contractual coupon interest, and $0.5 million, $0.6 million, and $0.9 million, respectively, for amortization of debt issuance costs. As of December 31, 2025 and 2024, the effective interest rate, which is calculated as the contractual interest rate adjusted for the debt issuance costs, was zero and 1.9%, respectively.
In connection with the offering of the 2025 Notes, the Company paid $10.2 million to enter into privately negotiated capped call transactions with certain financial institutions (Capped Calls). The Capped Calls had an initial strike price of $9.3285 per share, which corresponded to the initial conversion price of the 2025 Notes. The Capped Calls covered the number of Class A common stock initially underlying the 2025 Notes. The Capped Calls were generally expected to reduce potential dilution to the Company’s Class A common stock upon any conversion of the 2025 Notes and/or offset any cash payments the Company was required to make in excess of the principal amount of converted 2025 Notes, with such reduction and/or offset subject to a cap initially equal to $12.0925. The Capped Calls expired on November 15, 2025.

6. Stockholders’ equity
Common stock. The Company has two classes of authorized common stock: Class A common stock with 500 million shares authorized and Class B common stock with 150 million shares authorized. As of December 31, 2025, 136.1 million shares of Class A stock were issued and outstanding and 26.3 million shares of Class B stock were issued and outstanding. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting power and conversion rights. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. Each share of Class B common stock is convertible at any time at the option of the stockholder into one share of Class A common stock and has no expiration date. The Class B common stock is also convertible into Class A common stock on the same basis upon any transfer, whether or not for value, except for “permitted transfers” as defined in the Company’s restated certificate of incorporation. Each share of Class B common stock will convert automatically into one share of Class A common stock upon the date when the outstanding shares of Class B common stock represent less than 10% of the aggregate number of shares of common stock then outstanding. As of December 31, 2025, the Class B stock continued to represent greater than 10% of the overall outstanding shares.

GoPro, Inc.
Notes to Consolidated Financial Statements
The Company had the following shares of common stock reserved for issuance upon the exercise of equity instruments as of December 31, 2025:

(in thousands)	December 31, 2025
Stock options outstanding	1,444
Restricted stock units outstanding	9,915
Performance stock units outstanding	2,103
Common stock available for future grants	18,465
Total common stock shares reserved for issuance	31,927
Stock Repurchase Program. On January 27, 2022, the Company’s board of directors authorized the repurchase of up to $100.0 million of its Class A common stock, and on February 9, 2023, the Company’s board of directors authorized the repurchase of an additional $40.0 million of its Class A common stock. Stock repurchases under the program may be made periodically using a variety of methods, including without limitation, open market purchases, block trades or otherwise in compliance with all federal and state securities laws and state corporate law and in accordance with the single broker, timing, price, and volume guidelines set forth in Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, as such guidelines may be modified by the SEC from time to time. This stock repurchase program has no time limit and may be modified, suspended, or discontinued at any time. The Company currently intends to hold its repurchased shares as treasury stock.
As of December 31, 2025, the remaining amount of share repurchases under the program was $60.4 million. The Company did not repurchase any shares during the year ended December 31, 2025 and 2024.

7. Employee benefit plans
Equity incentive plans. The Company has outstanding equity grants from four of its five stock-based employee compensation plans: the 2024 Equity Incentive Plan (2024 Plan), the 2014 Equity Incentive Plan (2014 Plan), the 2010 Equity Incentive Plan (2010 Plan), and the 2024 Employee Stock Purchase Plan (2024 ESPP). The 2024 Plan serves as a successor to the 2014 Plan and the 2014 Plan served as successor to the 2010 Plan. The effective date of both the 2024 Plan and the 2024 ESPP was February 15, 2024. The 2014 Plan and the 2014 Employee Stock Purchase Plan (2014 ESPP) each expired on February 15, 2024. The 2014 ESPP plan’s final purchase was on February 15, 2024, and no remaining purchase rights are accrued under this plan. Awards granted under the 2010 and 2014 Plans will continue to be subject to the terms and provisions of the 2010 and 2014 Plans.
The 2024 Plan provides for the granting of incentive and non-qualified stock options, restricted stock awards (RSAs), restricted stock units (RSUs), stock appreciation rights, stock bonus awards (SBAs) and performance awards to qualified employees, non-employee directors and consultants. Options granted under the 2024 Plan generally expire within ten years from the date of grant and generally vest over one to four years. RSUs granted under the 2024 Plan generally vest over two to four years based upon continued service and are settled at vesting in shares of the Company’s Class A common stock. Performance stock units (PSUs) granted under the 2024 Plan generally vest over three years based upon continued service and the Company achieving certain financial and operating targets and are settled at vesting in shares of the Company’s Class A common stock. SBAs granted under the 2024 Plan are generally granted and vested on the same day based on continued service and employees achieving certain performance goals and are settled at vesting in shares of the Company’s Class A common stock. The Company accounts for forfeitures of stock-based payment awards in the period they occur.

GoPro, Inc.
Notes to Consolidated Financial Statements
The 2024 ESPP allows eligible employees to purchase shares of the Company’s Class A common stock through payroll deductions at a price equal to 85% of the lesser of the fair market value of the stock as of the first date or the ending date of each six-month offering period.
Employee retirement plan. The Company has a defined contribution retirement plan covering the United States and other international full-time employees that provides for voluntary employee contributions from 1% to 100% of annual compensation, subject to a maximum limit allowed by Internal Revenue Service guidelines. In certain locations, the Company makes contributions to employee defined contribution plans, these contributions were $1.0 million, $1.2 million, and $0.9 million in 2025, 2024, and 2023, respectively.
Stock options
A summary of the Company’s stock option activity for the year ended December 31, 2025 is as follows:

	Shares (in thousands)	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2024	2,327	$7.43	4.59	$—
Granted	—	—
Exercised	—	—
Forfeited/Cancelled	(883)	8.03
Outstanding at December 31, 2025	1,444	$7.06	3.24	$—

Vested and expected to vest at December 31, 2025	1,444	$7.06	3.24	$—
Exercisable at December 31, 2025	1,436	$7.05	3.22	$—
The weighted-average grant date fair value of all options granted was zero, zero, and $2.14 per share in 2025, 2024, and 2023, respectively. The total fair value of all options vested was $0.5 million, $0.8 million, and $1.4 million in 2025, 2024, and 2023, respectively. The aggregate intrinsic value of the stock options outstanding as of December 31, 2025 represents the value of the Company’s closing stock price on December 31, 2025 in excess of the exercise price multiplied by the number of options outstanding.
Restricted stock units
A summary of the Company’s RSU activity for the year ended December 31, 2025 is as follows:

	Shares (in thousands)	Weighted-average grant date fair value
Non-vested shares at December 31, 2024	11,243	$3.38
Granted	6,963	0.83
Vested	(6,171)	3.32
Forfeited	(2,120)	2.52
Non-vested shares at December 31, 2025	9,915	$1.81

GoPro, Inc.
Notes to Consolidated Financial Statements
The weighted-average grant date fair value of all RSUs granted was $0.83, $1.76, and $5.13 per share in 2025, 2024, and 2023, respectively. The total fair value of all RSUs vested was $20.5 million, $30.6 million, and $34.5 million in 2025, 2024, and 2023, respectively.
Performance stock units
A summary of the Company’s PSU activity for the year ended December 31, 2025 is as follows:

	Shares (in thousands)	Weighted-average grant date fair value
Non-vested shares at December 31, 2024	286	$6.06
Granted	2,208	0.63
Vested	(221)	6.14
Forfeited	(2,226)	0.67
Non-vested shares at December 31, 2025	47	$5.79
The weighted-average grant date fair value of all PSUs granted was $0.63, $1.70, and $5.79 per share in 2025, 2024, and 2023, respectively. The total fair value of all PSUs vested was $1.4 million, $3.5 million, and $3.7 million in 2025, 2024, and 2023, respectively.
Employee stock purchase plan. For 2025, 2024, and 2023, the Company issued 1.0 million, 1.4 million, and 0.9 million shares under its employee stock purchase plans, respectively, at weighted-average prices of $0.71, $1.56, and $4.10 per share, respectively.
Fair value disclosures. The Company measures compensation expense for all stock-based payment awards based on the estimated fair values on the date of the grant. The fair value of RSUs and PSUs are determined using the Company’s closing stock price on the date of grant. The Company recognizes compensation expense for PSUs when it is probable that the vesting conditions will be met. The fair value of stock options granted and purchases under the Company’s ESPP are estimated using a Black-Scholes option pricing model. The expected term of stock options granted was estimated based on the simplified method. The expected stock price volatility was estimated by taking the Company’s average historical volatility. The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities similar to the expected term. The dividend yield was zero as the Company does not have any history of, nor plans to make, dividend payments.
The fair value of stock options granted was estimated as of the grant date using the following assumptions in 2023. The Company did not grant any options in 2025 or 2024.

Year ended December 31,
2023
Volatility	59%-60%
Expected term (years)	6.10
Risk-free interest rate	3.5%-4.5%
Dividend yield	—%

GoPro, Inc.
Notes to Consolidated Financial Statements
The fair value of stock purchase rights granted under the ESPP was estimated using the following assumptions:

	Year ended December 31,
	2025	2024	2023
Volatility	70%-96%	57%-59%	39%-42%
Expected term (years)	0.5	0.5	0.5
Risk-free interest rate	4.1%-4.3%	5.0%-5.3%	5.0%-5.6%
Dividend yield	—%	—%	—%
Stock-based compensation expense. The following table summarizes stock-based compensation expense included in the consolidated statements of operations:

	Year ended December 31,
(in thousands)	2025	2024	2023
Cost of revenue	$946	$1,343	$1,955
Research and development	10,393	14,411	19,062
Sales and marketing	3,533	5,804	8,736
General and administrative	4,670	7,574	11,726
Total stock-based compensation expense	$19,542	$29,132	$41,479
Total stock-based compensation expense includes accrued stock bonus expense of $2.1 million for the year ended December 31, 2025. Total stock-based compensation expense included no accrued stock bonus expense for the year ended December 31, 2024 or 2023.
There was no income tax benefit related to stock-based compensation expense for the year ended December 31, 2025 and 2024 due to a full valuation allowance on the Company’s United States net deferred tax assets. The income tax benefit related to stock-based compensation expense was $9.3 million for the year ended December 31, 2023. See Note 9 Income taxes for additional details.
As of December 31, 2025, total unearned stock-based compensation of $12.5 million related to stock options, RSUs, PSUs, SBAs and ESPP shares is expected to be recognized over a weighted-average period of 2.07 years.

8. Net loss per share
The following table presents the calculations of basic and diluted net loss per share:

	Year ended December 31,
(in thousands, except per share data)	2025	2024	2023
Numerator:
Net loss	$(93,487)	$(432,311)	$(53,183)

Denominator:
Weighted-average common shares - basic and diluted for Class A and Class B common stock	158,579	153,113	153,348

Basic and diluted net loss per share	$(0.59)	$(2.82)	$(0.35)

GoPro, Inc.
Notes to Consolidated Financial Statements
The following potentially dilutive shares were not included in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:

	Year ended December 31,
(in thousands)	2025	2024	2023
Stock-based awards	14,396	16,207	15,839
Shares related to convertible senior notes	8,783	10,050	14,808
Warrants	2,120	—	—
Total anti-dilutive securities	25,299	26,257	30,647
Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted-average number of shares of common stock outstanding. Diluted net income per share adjusts the basic net income per share and the weighted-average number of shares of common stock outstanding for the potentially dilutive impact of the Company’s ESPP awards, stock awards, and warrants using the treasury stock method. The Company calculated the potential dilutive effect of its 2025 Notes under the if-converted method. Under the if-converted method, diluted net income per share was determined by assuming all of the outstanding 2025 Notes were converted into shares of the Company’s Class A common stock at the beginning of the reporting period. In addition, in periods of net income, interest charges on the 2025 Notes, which includes both coupon interest and amortization of debt issuance costs, were added back to net income on an after-tax effected basis. The Company repaid the remaining $93.8 million in aggregate principal of the 2025 Notes at maturity on November 15, 2025 with restricted cash on hand, as described further in Note 5 Financing arrangements.
The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. Each share of Class B common stock is convertible at any time at the option of the stockholder into one share of Class A common stock and has no expiration date. Each share of Class B common stock will convert automatically into one share of Class A common stock upon the date when the outstanding shares of Class B common stock represent less than 10% of the aggregate number of shares of common stock then outstanding. Class A common stock is not convertible into Class B common stock. The computation of the diluted net income per share of Class A common stock assumes the conversion of Class B common stock.

9. Income taxes
Income (loss) before income taxes consisted of the following:

	Year ended December 31,
(in thousands)	2025	2024	2023
United States	$(99,883)	$(142,195)	$(79,514)
Foreign	8,435	9,106	11,781
Loss before income taxes	$(91,448)	$(133,089)	$(67,733)

GoPro, Inc.
Notes to Consolidated Financial Statements
Income tax expense (benefit) consisted of the following:

	Year ended December 31,
(in thousands)	2025	2024	2023
Current
Federal	$1	$1	$3
State	72	(28)	162
Foreign	1,689	2,478	3,176
Total current	$1,762	$2,451	$3,341
Deferred
Federal	$87	$222,087	$(14,018)
State	—	74,886	(3,828)
Foreign	190	(202)	(45)
Total deferred	$277	$296,771	$(17,891)
Total income tax expense (benefit)
Federal	$88	$222,088	$(14,015)
State	72	74,858	(3,666)
Foreign	1,879	2,276	3,131
Total income tax expense (benefit)	$2,039	$299,222	$(14,550)

GoPro, Inc.
Notes to Consolidated Financial Statements
Income taxes paid (net of refunds) that equal or exceed 5% of total income taxes paid (net of refunds received) consisted of the following:

	Year ended December 31,
(in thousands)	2025	2024	2023
U.S. federal	$—	$—	$—
States
Arkansas	(91)	71	87
California	(47)	—	102
Illinois	(80)	—	156
Minnesota	—	—	28
Montana	—	(100)	125
New York	—	—	44
Pennsylvania	—	(88)	55
Texas	—	—	117
Other	66	(17)	97
	(152)	(134)	811
Foreign
Australia	191	—	160
China	—	234	65
Germany - Munich	—	—	(39)
Japan - federal	171	390	179
Japan - local	130	235	139
Netherlands	236	229	(2,171)
Philippines	—	—	44
Romania	75	—	95
United Kingdom	156	99	211
Other	39	40	(31)
	998	1,227	(1,348)
Total	$846	$1,093	$(537)

GoPro, Inc.
Notes to Consolidated Financial Statements
Income tax expense (benefit) at the effective tax rate consisted of the following:

	Year ended December 31,
	2025		2024		2023
	$	%	$	%	$	%
(in thousands, except percentages)
Tax at U.S. federal statutory rate (21%)	$(19,204)	21.0%	$(27,949)	21.0%	$(14,224)	21.0%
State income taxes, net of federal benefit	(415)	0.5	74,864	(56.3)	(3,699)	5.5
Foreign tax effects
France
Non-taxable and nondeductible items	(873)	1.0	(631)	0.5	(881)	1.3
Other, net	363	(0.4)	(10)	—	156	(0.3)
Other foreign jurisdiction	(164)	0.2	184	(0.1)	260	(0.4)
Effects of cross-border tax laws
Federal taxation of foreign disregarded entities	1,361	(1.5)	1,546	(1.2)	2,123	(3.1)
Tax credits
Research tax credits	(1,317)	1.4	(3,569)	2.7	(3,736)	5.5
Changes in valuation allowance - federal	14,356	(15.7)	247,750	(186.1)	—	—
Non-taxable and nondeductible items
Tax effect on share-based compensation	3,722	(4.1)	5,132	(3.9)	3,125	(4.6)
Goodwill impairment	2,537	(2.8)	—	—	—	—
Other, net	75	(0.1)	508	(0.4)	656	(1.0)
Worldwide changes in unrecognized tax benefits	1,598	(1.7)	1,397	(1.0)	1,670	(2.4)
Income tax provision at effective tax rate	$2,039	(2.2)%	$299,222	(224.8)%	$(14,550)	21.5%
The negative effective tax rate of 2.2% for 2025 primarily resulted from a change in the valuation allowance on the United States federal and state net deferred tax assets, nondeductible equity tax expense from employee stock-based compensation, and tax expense from goodwill impairment, partially offset by a tax benefit on a pre-tax net loss and the federal and California research and development credits. The negative effective tax rate of 224.8% for 2024, primarily resulted from the establishment and the current year change in the valuation allowance on the United States federal and state net deferred tax assets, partially offset by a tax benefit on a pre-tax net loss, and the release of a portion of uncertain tax positions as a result of a lapse in the statute of limitations in certain jurisdictions.
The state income tax rate reconciliation amount is primarily attributable to state income taxes in Kentucky and Texas, which, in the aggregate, represent more than 50% of the total state income tax effect for the year.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities were as follows:

GoPro, Inc.
Notes to Consolidated Financial Statements

	Year ended December 31,
(in thousands)	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$190,968	$110,724
Tax credit carryforwards	104,319	101,895
Stock-based compensation	3,163	4,531
Allowance for returns	1,098	1,706
Intangible assets	2,536	1,873
Depreciation and amortization	1,455	1,177
Operating lease liabilities	4,532	6,784
Capitalized research and development costs	19,697	80,310
Accruals and reserves	19,361	21,944
Total deferred tax assets	347,129	330,944
Valuation allowance	(344,611)	(327,367)
Net deferred tax assets, net of valuation allowance	$2,518	$3,577

Deferred tax liabilities:
Operating lease right-of-use assets	$(2,635)	$(3,424)
Total deferred tax liabilities	(2,635)	(3,424)
Net deferred tax assets (liabilities)	$(117)	$153
Each quarter, the Company assesses the realizability of its existing deferred tax assets under ASC Topic 740. The Company assesses available positive and negative evidence to estimate whether sufficient future taxable income will be generated to realize its deferred tax assets. In the assessment for the period ended December 31, 2025, the Company concluded that it remains more likely than not that the Company will not be able to realize its deferred tax assets. As of December 31, 2025, the total valuation allowance on United States federal and state net deferred tax assets was $344.6 million. The Company will continue to monitor its future financial results, expected projections and their potential impact on the Company’s assessment regarding the recoverability of its deferred tax asset balances and in the event there is a need to release the valuation allowance, a tax benefit would be recorded. The Company’s foreign deferred tax assets in each jurisdiction are supported by taxable income or in the case of acquired companies, by the future reversal of deferred tax liabilities. It is more likely than not that the Company’s foreign deferred tax assets will be realized and thus, a valuation allowance is not required on its foreign deferred tax assets.
As of December 31, 2025, the Company’s federal, California, and other state net operating loss carryforwards for income tax purposes were $752.5 million, $261.8 million, and $283.5 million, net of reserves, respectively. Also, the Company’s federal and California state tax credit carryforwards were $58.1 million and $58.4 million, net of reserves, respectively. If not utilized, federal net operating losses that arose before 2018 and California loss carryforwards will begin to expire from 2035 to 2045, while federal credit and other state loss carryforwards will begin to expire primarily from 2026 to 2045. Federal net operating losses that arose after 2017 and all California tax credits will be carried forward indefinitely.
Uncertain income tax positions. The Company had gross unrecognized tax benefits of $29.7 million, $27.0 million, and $25.8 million, as of December 31, 2025, 2024, and 2023, respectively. For fiscal year 2025, 2024, and 2023, total unrecognized income tax benefits were $15.2 million, $11.6 million, and $10.9 million, respectively, and if recognized, would reduce income tax expense. A material portion of the Company’s gross unrecognized tax benefits, if recognized, would increase the Company’s net operating loss carryforward.

GoPro, Inc.
Notes to Consolidated Financial Statements
The Company conducts business globally and as a result, files income tax returns in the United States and foreign jurisdictions. The Company’s unrecognized tax benefits relate primarily to unresolved matters with taxing authorities. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, the Company believes that its reserves reflect the more likely outcome.
A reconciliation of the beginning and ending amount of gross unrecognized income tax benefits are as follows:

	Year ended December 31,
(in thousands)	2025	2024	2023
Balance at January 1	$27,019	$25,836	$23,414
Increase related to current year tax positions	5,815	4,665	4,948
Decrease related to prior year tax positions	(3,173)	(3,482)	(2,526)
Balance at December 31	$29,661	$27,019	$25,836
The Company’s policy is to account for interest and penalties related to income tax liabilities within the provision for income taxes. The balances of accrued interest and penalties recorded in the balance sheets and provision were not material for any period presented.
The Company files income tax returns in the United States and in foreign jurisdictions. As of December 31, 2025, the Company continues to assert indefinite reinvestment to the extent of any foreign withholding taxes on the undistributed earnings related to these foreign branches. Any foreign withholding tax on these earnings is deemed not to be material.

10. Related party transactions
On November 5, 2025, a trust affiliated with Nicholas Woodman, the Company’s Chief Executive Officer and Chairman of the Board of Directors, entered into an agreement (the Subscription Agreement) to purchase an aggregate of $2.0 million of the Company’s Class A common stock shares, par value $0.0001. Pursuant to the Subscription Agreement, the actual amount of Class A common stock shares to be issued were to be determined upon the calculation of the purchase price of the shares, which was calculated as the greater of the following variables: (a) the consolidated closing bid price (as determined pursuant to the rules of the Nasdaq Stock Market) immediately prior to entry into the Subscription Agreement or (b) the average closing price of the Class A common stock over the five (5) trading days prior to the date of issuance, as reported on the Nasdaq Global Select Market. On November 10, 2025, 1,129,944 shares of Class A common stock were issued at a price per share of $1.77, which price was based on the consolidated closing bid price, which was the greater of the two variables. The issuance of shares was included within common stock and additional paid-in capital on the consolidated balance sheets. The $2.0 million was paid to the Company in November 2025, and the Company had zero outstanding receivables from the Chief Executive Officer as of December 31, 2025.

11. Commitments, contingencies, and guarantees
Facility leases. The Company leases its facilities under long-term operating leases, which expire at various dates through 2033.

GoPro, Inc.
Notes to Consolidated Financial Statements
The components of net lease cost, which were primarily recorded in operating expenses, were as follows:

	Year ended December 31,
(in thousands)	2025	2024	2023
Operating lease cost (1)	$9,003	$10,262	$11,045
Sublease income	(2,892)	(2,817)	(2,281)
Right-of-use asset impairment cost	—	3,276	—
Net lease cost	$6,111	$10,721	$8,764
(1)    Operating lease costs include immaterial variable lease costs and amounts related to restructuring charges, which are discussed in Note 13 Restructuring charges.
Supplemental cash flow information related to leases was as follows:

	Year ended December 31,
(in thousands)	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$14,239	$13,737	$12,217
Right-of-use assets obtained in exchange for operating lease liabilities	2,272	4,801	3,943
Supplemental balance sheet information related to leases was as follows:

	December 31, 2025	December 31, 2024
Weighted-average remaining lease term (in years) - operating leases	2.76	3.10
Weighted-average discount rate - operating leases	6.4%	6.3%
As of December 31, 2025, maturities of operating lease liabilities were as follows:

(in thousands)	December 31, 2025
2026	$13,381
2027	2,995
2028	1,301
2029	884
2030	761
Thereafter	2,157
Total lease payments	21,479
Less: Imputed interest	(2,081)
Present value of lease liabilities	$19,398
Other commitments. In the ordinary course of business, the Company enters into multi-year agreements to purchase sponsorships with event organizers, resorts and athletes as part of its marketing efforts; software licenses related to its financial and IT systems; debt agreements, which may contain minimum returns; and various other contractual commitments.
As of December 31, 2025, future commitments were as follows:

(in thousands)	Total	2026	2027	2028	2029	2030	Thereafter
Other contractual commitments (1)	$86,573	$61,704	$22,510	$2,359	$—	$—	$—
Long-term debt (2)	66,422	9,550	11,939	44,933	—	—	—
Total contractual cash obligations	$152,995	$71,254	$34,449	$47,292	$—	$—	$—

GoPro, Inc.
Notes to Consolidated Financial Statements
(1)    Includes a $55.7 million contractual commitment related to cloud infrastructure and storage, of which, $39.5 million is due within the next 12 months.
(2)    The Company's 2025 Term Loan is due in January 2028. The balances include accrued and unpaid interest as of December 31, 2025. Refer to Note 5 Financing arrangements.
Legal proceedings and investigations. Since 2015, non-practicing entity Contour IP Holding LLC (CIPH) and its affiliates have filed lawsuits against the Company in various federal district courts alleging patent infringement of the Company’s camera products. Following litigation before federal district courts, the Federal Circuit, and the United States Patent and Trademark Office, CIPH’s patents were ruled invalid in March 2022. Judgment was then entered in favor of the Company and against CIPH. CIPH later appealed to the Federal Circuit. In September 2024, the Federal Circuit panel reversed the district court ruling. On remand, a trial for Contour IP Holding, LLC v. GoPro, Inc. (Case No. 3:17-cv-04738-WHO) commenced on September 29, 2025 before the United States District Court for the Northern District of California (the Court). On October 10, 2025, a jury returned a verdict. The jury concluded that none of the Company’s products commercially launched from 2020 – 2024, including HERO9 Black to HERO13 Black, infringe the two asserted patents. Additionally, the jury invalidated the only asserted claim of one of the two patents. With respect to the other asserted patent, the jury found one independent claim valid, but also determined that the related dependent claim is invalid. The Company has been advised by legal counsel that as a matter of patent law, if a dependent claim is invalid as obvious or anticipated by prior art, then the claim from which it depends is also invalid. The verdict is subject to post-trial motions by both parties. We are unable to predict the outcome of the matter and therefore cannot estimate the range of possible loss. With respect to certain legacy cameras that the Court previously found to infringe, the jury awarded CIPH $8.2 million in past damages. Based on the jury’s findings of non-infringement and invalidity, none of the Company’s products introduced in or after 2020 are subject to the damages award. In addition to post-trial motions, the verdict is subject to appeal. No judgment has been entered.
On March 29, 2024, the Company filed a complaint with the U.S. International Trade Commission (ITC) and a lawsuit in the U.S. District Court for the Central District of California against Arashi Vision Inc., and Arashi Vision (U.S.) LLC, both d/b/a Insta360 (Insta360). The complaint and lawsuit each allege infringement of certain GoPro patents related to the Company’s cameras and digital imaging technology. On February 27, 2026, the Commission found that Insta360 had infringed GoPro’s valid design patent and issued a limited exclusion order and cease and desist order prohibiting Insta360 from continued importation or sale after importation of its infringing Ace, Ace Pro, and Ace Pro 2 action cameras. The Commission also found that some claims of certain utility patents were shown not to be infringed and some claims of certain patents were shown to be invalid. GoPro is considering whether to appeal certain of these rulings. Separately, Insta360 filed inter partes review (IPR) petitions seeking to challenge the validity of several GoPro patents at the Patent Office’s Patent Trial and Appeal Board (PTAB). The PTAB largely found that Insta360 had failed to establish unpatentability of most of GoPro’s patent claims. The PTAB found only partial unpatentability on two patents, and GoPro has taken steps to challenge these rulings. Insta360 has also filed three patent infringement actions against the Company in China (Jiangsu High Court, Changsha Intermediate Court IP Tribunal, and Shenzhen Intermediate People’s Court), each of which the Company believes lacks merit and intends to defend against. GoPro’s district court litigation, including its claims for damages on the same patents asserted in the ITC, remains stayed pending any appeals from the ITC ruling. The ITC ruling is not binding on the federal district court.
The Company regularly evaluates the associated developments of the legal proceedings described above, as well as other legal proceedings that arise in the ordinary course of business. While litigation is inherently uncertain, based on the currently available information, the Company is unable to determine a loss or a range of loss, and does not believe the ultimate cost to resolve these matters will have a material adverse effect on its business, financial condition, cash flows or results of operations.

GoPro, Inc.
Notes to Consolidated Financial Statements
Indemnifications. The Company has entered into indemnification agreements with its directors and executive officers which requires the Company to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. In addition, in the normal course of business, the Company enters into agreements that contain a variety of representations and warranties, and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. It is not possible to determine the maximum potential amount under these indemnification agreements due to the Company’s limited history with indemnification claims and the unique facts and circumstances involved in each particular agreement. As of December 31, 2025, the Company has not paid any claims, nor has it been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

12. Concentrations of risk and geographic information
Concentration of risk. Financial instruments that potentially subject the Company to concentration of credit risk include cash, cash equivalents, accounts receivable, and derivative instruments. The Company places cash and cash equivalents with high-credit-quality financial institutions; however, the Company maintains cash balances in excess of the FDIC insurance limits. The Company believes that credit risk for accounts receivable is mitigated by the Company’s credit evaluation process, relatively short collection terms and dispersion of its customer base. The Company generally does not require collateral and losses on trade receivables have historically been within the Company’s expectations. The Company believes its counterparty credit risk related to its derivative instruments is mitigated by transacting with major financial institutions with high credit ratings.
Customers who represented 10% or more of the Company’s net accounts receivable balance were as follows:

	December 31, 2025	December 31, 2024
Customer A	14%	26%
Customer B	10%	*
Customer C	10%	*
* Less than 10% of net accounts receivable for the periods indicated.
The following table summarizes the Company’s accounts receivables sold, without recourse, and factoring fees paid:

	Year ended December 31,
(in thousands)	2025	2024	2023
Accounts receivable sold	$68,456	$88,357	$103,990
Factoring fees	1,266	1,287	1,555
Third-party customers who represented 10% or more of the Company’s total revenue were as follows:

	Year ended December 31,
	2025	2024	2023
Customer A	12%	*	*
Customer B	10%	*	*

GoPro, Inc.
Notes to Consolidated Financial Statements
* Less than 10% of total revenue for the periods indicated.
Supplier concentration. The Company relies on third parties for the supply and manufacture of its hardware products, some of which are sole-source suppliers. The Company believes that outsourcing manufacturing enables greater scale and flexibility. As demand and product lines change, the Company periodically evaluates the need and advisability of adding manufacturers to support its operations. In instances where a supply and manufacture agreement does not exist or suppliers fail to perform their obligations, the Company may be unable to find alternative suppliers or satisfactorily deliver its hardware products to its customers on time, if at all. The Company also relies on third parties with whom it outsources supply chain activities related to inventory warehousing, order fulfillment, distribution and other direct sales logistics. In instances where an outsourcing agreement does not exist or these third parties fail to perform their obligations, the Company may be unable to find alternative partners or satisfactorily deliver its hardware products to its customers on time.
Geographic information
Revenue by geographic region, based on ship-to locations, was as follows:

	Year ended December 31,			2025 vs 2024	2024 vs 2023
(in thousands)	2025	2024	2023	% Change	% Change
Americas	$383,481	$378,934	$469,675	1%	(19)%
Europe, Middle East and Africa (EMEA)	190,809	258,976	290,814	(26)	(11)
Asia and Pacific (APAC)	77,252	163,563	244,970	(53)	(33)
Total revenue	$651,542	$801,473	$1,005,459	(19)%	(20)%
Revenue from the United States, which is included in the Americas geographic region, was $310.2 million, $291.3 million, and $388.0 million for 2025, 2024, and 2023, respectively. No other individual country exceeded 10% of total revenue for any period presented.
As of December 31, 2025 and 2024, long-lived assets, which represent net property and equipment, located outside the United States, primarily in Hong Kong and mainland China, were $3.1 million and $3.5 million, respectively.

13. Restructuring charges
Restructuring charges for each period were as follows:

	Year ended December 31,
(in thousands)	2025	2024	2023
Cost of revenue	$12	$755	$(90)
Research and development	1,430	16,585	687
Sales and marketing	542	5,310	130
General and administrative	2,060	1,762	11
Total restructuring charges	$4,044	$24,412	$738
Third quarter 2024 restructuring
In August 2024, the Company approved a restructuring plan (the Original Restructuring Plan) and in October 2024, the Company approved an amended restructuring plan (the Updated Restructuring Plan). In connection with the Original Restructuring Plan and Updated Restructuring Plan, the Company reduced its global workforce

GoPro, Inc.
Notes to Consolidated Financial Statements
by 25% compared to its headcount ending Q2 2024, and recorded restructuring charges of $18.7 million including $12.7 million related to severance and $6.0 million of project cancellation costs. As of December 31, 2025, the Company expects to pay the remaining restructuring liability related to the Updated Restructuring Plan in cash.

(in thousands)	Severance	Other	Total
Restructuring liability as of December 31, 2024	$2,535	$6,038	$8,573
Cash paid	(2,216)	(2,038)	(4,254)
Non-cash reductions	(319)	—	(319)
Restructuring liability as of December 31, 2025	$—	$4,000	$4,000
First quarter 2024 restructuring
In March 2024, the Company approved a restructuring plan to reduce operating costs and drive stronger operating leverage by reducing the Company’s global workforce by approximately 4% and closing certain office space. Under the first quarter 2024 restructuring plan, the Company recorded restructuring charges of $2.3 million related to severance, $3.3 million related to a right-of-use asset impairment upon ceasing the use of part of the Company’s headquarters campus and $0.6 million related to office space charges. The right-of-use asset impairment charge was recorded as a restructuring expense, primarily in the operating expense financial statement line items in the consolidated statements of operations. The unused portion of the Company’s headquarters campus has its own identifiable expenses and is not dependent on other parts of the Company, and thus was considered its own asset group. As a result, the Company impaired the carrying value of the related right-of-use asset to its estimated fair value using the discounted cash flows method. The discounted future cash flows were based on a discount rate based on the weighted-average cost of capital. As of March 31, 2025, all restructuring charges related to the first quarter 2024 restructuring plan have been paid.

14. Subsequent events
On February 27, 2026, the Company amended the 2021 Credit Agreement and 2025 Credit Agreement, as referenced in Note 5 Financing arrangements.
On February 27, 2026, the Company entered into a securities purchase agreement (Securities Purchase Agreement) with YA II PN, Ltd. (YA II PN), a fund of Yorkville Advisors Global, LP in connection with the issuance and sale by the Company of convertible debentures (the Convertible Debentures) issuable in an aggregate principal amount of up to $50.0 million, which Convertible Debentures will be convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the Common Stock) (as converted, the Conversion Shares). Conversion of the Convertible Debentures will dilute the ownership interests of existing stockholders. Pursuant to the Securities Purchase Agreement, YA II PN purchased $25.0 million in aggregate principal amount of Convertible Debentures on the signing of the Securities Purchase Agreement. At the Company’s discretion, YA II PN may purchase and the Company may issue an additional $5.0 million on the day prior to the filing of a registration statement with the SEC. At the Company’s discretion, YA II PN may purchase and the Company may issue an additional $20.0 million in aggregate principal amount of Convertible Debentures on or about the second business day following the satisfaction of certain closing conditions.
The Convertible Debentures accrue interest at 0% per annum, unless (i) certain interest rate adjustment events occur, upon which the Convertible Debentures will bear interest at an annual rate of 5.00% until such interest rate adjustment event is no longer continuing, or (ii) the Company has issued Conversion Shares that reaches a capped level within the first six months or an event of default occurs and remains uncured, upon which the Convertible Debentures will bear interest at an annual rate of 18.00%. The Convertible Debentures will mature in

GoPro, Inc.
Notes to Consolidated Financial Statements
August 2027, unless previously redeemed. The Convertible Debentures may be redeemed prior to maturity so long as the Company’s stock price is above $1.1453, with a redemption premium of 7% of the principal amount being paid. The Convertible Debentures will be issued at an original issue discount of 3.00%.
The Convertible Debentures are convertible at the option of the holder into Common Stock equal to the applicable Conversion Amount divided by the Conversion Price. The conversion price for the Convertible Debentures will be the lower of (i) $1.1453, or (ii) 98% of the lowest daily volume weighted average price of the Common Stock during the five consecutive trading days immediately preceding the date of conversion or other date of determination, but which shall not be lower than $0.1736, (the Conversion Price). Any portion of the Convertible Debentures may be converted at any time and from time to time, subject to the Exchange Cap. The Conversion Amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the Convertible Debentures as of such conversion, with fractional shares rounded up (the Conversion Amount). In addition, no conversion will be permitted to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such conversion, subject to certain adjustments.
The Company shall not issue any Common Stock upon conversion of the Convertible Debentures held by YA II PN if the issuance of such Common Stock underlying the Convertible Debentures would exceed the aggregate number of Common Stock that the Company may issue upon conversion of the Convertible Debentures in compliance with the Company’s obligations under the rules or regulations of Nasdaq Stock Market (the Exchange Cap). The Exchange Cap will not apply under certain circumstances, including if the Company obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Stock Market for issuances of Common Stock in excess of such amount, or if the Company obtains a written opinion from outside counsel to the Company that such stockholder approval is not required. In addition, for the first six months following the date of the Securities Purchase Agreement the Company shall not issue any Conversion Shares to the extent that the aggregate number of Conversion Shares that the Company has issued would exceed 47,650,000 Common Shares.

GoPro, Inc.
Notes to Consolidated Financial Statements
Schedule II
GoPro, Inc.
VALUATION AND QUALIFYING ACCOUNTS
For the year ended December 31, 2025, 2024 and 2023

(in thousands)	Balance at Beginning of Year	Charges (Benefits) to Expense	Charges to Other Accounts - Equity	Deductions/Write-offs	Balance at End of Year
Valuation allowance for deferred tax assets:
Year ended December 31, 2025	$327,367	$17,244	$—	$—	$344,611
Year ended December 31, 2024	—	327,367	—	—	327,367
Year ended December 31, 2023	—	—	—	—	—